Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST		Universal Corporate Center
367 S. Gulph Road
P.O. Box 61558
King of Prussia, PA 19406
(610) 265-0688

FOR IMMEDIATE RELEASE
CONTACT:	Charles Boyle	February 25, 2026
Chief Financial Officer
(610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

REPORTS FINANCIAL RESULTS FOR THE THREE AND TWELVE-MONTH PERIODS ENDED DECEMBER 31, 2025

Consolidated Results of Operations - Three-Month Periods Ended December 31, 2025 and 2024:

KING OF PRUSSIA, PA - Universal Health Realty Income Trust (NYSE:UHT) announced today that for the three-month period ended December 31, 2025, net income was $4.3 million, or $.31 per diluted share, as compared to $4.7 million, or $.34 per diluted share, during the fourth quarter of 2024.

The decrease in our net income of $337,000, or $.03 per diluted share, during the three-month period ended December 31, 2025, as compared to the fourth quarter of 2024, included the following: (i) a decrease of $610,000, or $.04 per diluted share, resulting primarily from a decrease in the net aggregate income generated at various properties, partially offset by; (ii) an increase of $273,000, or $.02 per diluted share, resulting from a decrease in interest expense due primarily to decreases in our average effective borrowing rate (which gives effect to various interest rate swap agreements). The decrease in the net aggregate income during the fourth quarter of 2025, as compared to the comparable quarter of the prior year, was due primarily to decreased income generated at a medical office building ("MOB") located in Amarillo, Texas. The building was vacated during the fourth quarter of 2025 upon the lease expirations of the two former tenants. We are currently marketing the building to other potential tenants.

As calculated on the attached Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”), our funds from operations ("FFO"), which excludes depreciation and amortization expense, decreased slightly to $11.74 million, or $.85 per diluted share, during the fourth quarter of 2025, as compared to $11.76 million, or $.85 per diluted share, during the fourth quarter of 2024.

Consolidated Results of Operations - Twelve-Month Periods Ended December 31, 2025 and 2024:

For the twelve-month period ended December 31, 2025, net income was $17.6 million, or $1.27 per diluted share, as compared to $19.2 million, or $1.39 per diluted share, during the full year of 2024.

The decrease in our net income of $1.6 million, or $.12 per diluted share, during the year ended December 31, 2025, as compared to the full year of 2024, consisted of the following: (i) a decrease of $1.0 million, or $.08 per diluted share, resulting from an aggregate net decrease in the income generated at various properties, including nonrecurring depreciation expense of approximately $900,000 (recorded during the third quarter of 2025), and; (ii) a decrease of $610,000, or $.04 per diluted share, related to a property tax reduction recorded during 2024 at our property located in Chicago, Illinois.

As calculated on the attached Supplemental Schedule, our FFO, which excludes depreciation and amortization expense, decreased by $184,000, or $.02 per diluted share, to $47.7 million, or $3.44 per diluted share, during the year ended December 31, 2025, as compared to $47.9 million, or $3.46 per diluted share during the comparable period of 2024.

Dividend Information:

The fourth quarter dividend of $.745 per share, or $10.3 million in the aggregate, was declared on December 22, 2025 and paid on December 31, 2025.

Capital Resources Information:

As of December 31, 2025, pursuant the terms of our $425 million credit agreement which is scheduled to expire on September 30, 2028, we had $68.8 million of available borrowing capacity, net of $356.2 million of borrowings. We have the option to extend the credit agreement for up to two additional six-month periods.

Palm Beach Gardens Medical Plaza I:

In October 2025, we entered into a ground lease with a wholly-owned subsidiary of UHS with the intent to develop, construct and own the real property of Palm Beach Gardens Medical Plaza I, an 80,000 square foot MOB located in Palm Beach Gardens, Florida. This MOB will be located on the campus of the Alan B. Miller Medical Center, a newly constructed acute care hospital owned and operated by a wholly-owned subsidiary of UHS, which is scheduled to be completed and opened during the second quarter of 2026.

Construction of this MOB, for which we have engaged a wholly-owned subsidiary of UHS to act as project manager, recently commenced in February and is expected to be completed during the fourth quarter of 2026. The cost of the MOB is estimated to be approximately $34 million. A wholly-owned subsidiary of UHS has executed a 10-year master flex lease agreement, which is subject to reduction based on the execution of third-party leases, for approximately 75% of the rentable square feet of the MOB.

General Information, Forward-Looking Statements and Risk Factors and Non-GAAP Financial Measures:

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human-service related facilities including acute care hospitals, behavioral health care hospitals, specialty facilities, medical/office buildings, free-standing emergency departments and childcare centers. We have investments or commitments in seventy-seven properties located in twenty-one states.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those disclosed herein, as well as the operations and financial results of each of our tenants, those related to healthcare industry trends and those detailed in our filings with the Securities and Exchange Commission (as set forth in Item 1A-Risk Factors and in Item 7 - Forward-Looking Statements in our Form 10-K for the year ended December 31, 2025), may cause the results to differ materially from those anticipated in the forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

Many of the factors that could affect our future results are beyond our control or ability to predict. Future operations and financial results of our tenants, and in turn ours, could be materially impacted by various developments including, but not limited to, potential significant reductions in federal funding for state Medicaid programs, and/or other potential changes, which would likely result in reduced

Medicaid payments to the operators of our facilities; decreases in staffing availability and related increases to wage expense experienced by our tenants resulting from the shortage of nurses and other clinical staff and support personnel; the impact of government and administrative regulation of the health care industry; declining patient volumes and unfavorable changes in payer mix caused by deteriorating macroeconomic conditions (including increases in uninsured and underinsured patients as the result of, among other things, the December 31, 2025 expiration of the enhanced subsidies formerly granted in connection with the purchase of coverage through insurance exchanges as provided for by the Patient Protection and Affordable Care Act, business closings and layoffs); potential cost increases and disruptions related to supplies and building materials resulting from changes in laws or policies governing the terms of foreign trade, and in particular, increased trade restrictions, tariffs or taxes on imports from where the products or materials are made; and potential increases to other expenditures.

In addition, the increase in interest rates during the past few years has substantially increased our borrowings costs and reduced our ability to access the capital markets on favorable terms. Additional increases in interest rates could have a significant unfavorable impact on our future results of operations and the resulting effect on the capital markets could adversely affect our ability to carry out our strategy.

We believe that, if and when applicable, adjusted net income and adjusted net income per diluted share (as reflected on the Supplemental Schedule), which are non-GAAP financial measures (“GAAP” is Generally Accepted Accounting Principles in the United States of America), are helpful to our investors as measures of our operating performance. In addition, we believe that, when applicable, comparing and discussing our financial results based on these measures, as calculated, is helpful to our investors since it neutralizes the effect in each year of material items that are non-recurring or non-operational in nature including items such as, but not limited to, gains or losses on transactions.

Funds from operations (“FFO”) is a widely recognized measure of performance for Real Estate Investment Trusts (“REITs”). We believe that FFO and FFO per diluted share, which are non-GAAP financial measures, are helpful to our investors as measures of our operating performance. We compute FFO, as reflected on the attached Supplemental Schedules, in accordance with standards established by the National Association of Real Estate Investment Trusts (“NAREIT”), which may not be comparable to FFO reported by other REITs that do not compute FFO in accordance with the NAREIT definition, or that interpret the NAREIT definition differently than we interpret the definition. FFO adjusts for the effects of certain items, such as gains or losses on transactions that occurred during the periods presented. FFO does not represent cash generated from operating activities in accordance with GAAP and should not be considered to be an alternative to net income determined in accordance with GAAP. In addition, FFO should not be used as: (i) an indication of our financial performance determined in accordance with GAAP; (ii) an alternative to cash flow from operating activities determined in accordance with GAAP; (iii) a measure of our liquidity, or; (iv) an indicator of funds available for our cash needs, including our ability to make cash distributions to shareholders. A reconciliation of our reported net income to FFO is reflected on the Supplemental Schedules included below.

To obtain a complete understanding of our financial performance these measures should be examined in connection with net income, determined in accordance with GAAP, as presented in the condensed consolidated financial statements and notes thereto in this report or in our other filings with the Securities and Exchange Commission including our Report on Form 10-K for the year ended December 31, 2025. Since the items included or excluded from these measures are significant components in understanding and assessing financial performance under GAAP, these measures should not be considered to be alternatives to net income as a measure of our operating performance or profitability. Since these measures, as presented, are not determined in accordance with GAAP and are thus susceptible to varying calculations, they may not be comparable to other similarly titled measures of other companies. Investors are encouraged to use GAAP measures when evaluating our financial performance.

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Universal Health Realty Income Trust

Consolidated Statements of Income

For the Three and Twelve Months Ended December 31, 2025 and 2024

(amounts in thousands, except share information)

(unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues:
Lease revenue - UHS facilities (a.)	$8,297	$8,261	$33,372	$33,627
Lease revenue - Non-related parties	14,059	14,472	57,735	57,660
Other revenue - UHS facilities	234	220	933	902
Other revenue - Non-related parties	537	334	1,755	1,390
Interest income on financing leases - UHS facilities	1,345	1,355	5,395	5,432
	24,472	24,642	99,190	99,011
Expenses:
Depreciation and amortization	7,117	6,797	28,859	27,421
Advisory fees to UHS	1,426	1,388	5,595	5,481
Other operating expenses	7,438	7,198	29,973	29,313
	15,981	15,383	64,427	62,215
Income before equity in income of unconsolidated limited liability companies ("LLCs") and interest expense	8,491	9,259	34,763	36,796
Equity in income of unconsolidated LLCs	481	323	1,696	1,279
Interest expense, net	(4,648)	(4,921)	(18,850)	(18,841)
Net income	$4,324	$4,661	$17,609	$19,234
Basic earnings per share	$0.31	$0.34	$1.27	$1.39
Diluted earnings per share	$0.31	$0.34	$1.27	$1.39

Weighted average number of shares outstanding - Basic	13,832	13,809	13,821	13,802
Weighted average number of shares outstanding - Diluted	13,874	13,850	13,864	13,839

(a.) Includes bonus rental on McAllen Medical Center, a UHS acute care hospital facility, of $894 and $801 for the three-month periods ended December 31, 2025 and 2024, respectively, and $3.5 million and $3.1 million for the twelve-month periods ended December 31, 2025 and 2024, respectively.

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Three Months Ended December 31, 2025 and 2024

(amounts in thousands, except share information)

(unaudited)

Calculation of Funds From Operations (“FFO”)

	Three Months Ended		Three Months Ended
	December 31, 2025		December 31, 2024
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$4,324	$0.31	$4,661	$0.34
Plus: Depreciation and amortization expense:
Consolidated investments	7,117	0.51	6,797	0.49
Unconsolidated affiliates	299	0.03	300	0.02
FFO	$11,740	$0.85	$11,758	$0.85
Dividend paid per share		$0.745		$0.735

Universal Health Realty Income Trust

Schedule of Non-GAAP Supplemental Information (“Supplemental Schedule”)

For the Twelve Months Ended December 31, 2025 and 2024

(amounts in thousands, except share information)

(unaudited)

Calculation of Funds From Operations (“FFO”)

	Twelve Months Ended		Twelve Months Ended
	December 31, 2025		December 31, 2024
	Amount	Per Diluted Share	Amount	Per Diluted Share
Net income	$17,609	$1.27	$19,234	$1.39
Plus: Depreciation and amortization expense:
Consolidated investments	28,859	2.08	27,421	1.98
Unconsolidated affiliates	1,221	0.09	1,218	0.09
FFO	$47,689	$3.44	$47,873	$3.46
Dividend paid per share		$2.960		$2.920

Universal Health Realty Income Trust

Consolidated Balance Sheets

(amounts in thousands, except share information)

(unaudited)

	December 31,	December 31,
	2025	2024
Assets:
Real Estate Investments:
Buildings and improvements and construction in progress	$666,122	$655,996
Accumulated depreciation	(312,982)	(286,932)
	353,140	369,064
Land	56,870	56,870
Net Real Estate Investments	410,010	425,934
Financing receivable from UHS	82,148	82,798
Net Real Estate Investments and Financing receivable	492,158	508,732
Investments in limited liability companies ("LLCs")	20,125	13,948
Other Assets:
Cash and cash equivalents	6,686	7,097
Lease and other receivables from UHS	7,530	7,131
Lease receivable - other	8,034	7,975
Intangible assets (net of accumulated amortization of $10.9 million and $11.3 million, respectively)	5,640	7,325
Right-of-use land assets, net	11,395	10,918
Deferred charges, notes receivable and other assets, net	13,339	17,736
Total Assets	$564,907	$580,862
Liabilities:
Line of credit borrowings	$356,200	$348,900
Mortgage notes payable, non-recourse to us, net	18,435	19,349
Accrued interest	910	694
Accrued expenses and other liabilities	13,785	10,444
Ground lease liabilities, net	11,398	10,918
Tenant reserves, deposits and deferred and prepaid rents	11,795	11,016
Total Liabilities	412,523	401,321
Equity:
Preferred shares of beneficial interest, $.01 par value; 5,000,000 shares authorized; none issued and outstanding	-	-
Common shares, $.01 par value; 95,000,000 shares authorized; issued and outstanding: 2025 - 13,874,607; 2024 - 13,850,608	139	138
Capital in excess of par value	272,147	271,092
Cumulative net income and other	862,904	845,295
Cumulative dividends	(984,443)	(943,396)
Accumulated other comprehensive income	1,637	6,412
Total Equity	152,384	179,541
Total Liabilities and Equity	$564,907	$580,862